Vellmer & Chang

Chartered Accountants

505-815 Hornby Street

Vancouver, B.C., V6Z 2E6

Tel: 604-687-3773

604-678-6883

Fax: 604-687-3778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 9, 2005, with respect to the balance sheet of Monza Ventures Inc. as at November 30, 2005 and the related statements of stockholders' equity, operations and cash flows for the period from September 6, 2005 (date of inception) to November 30, 2005, included in the filing of the registration Statement (Form SB-2), dated December 30, 2005.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/S/"Vellmer & Chang"

Vancouver, British Columbia Chartered Accountants

Canada

December 29, 2005